Exhibit 10.35

Consultancy Agreement

(1)	Mauser Group B.V., registered with the Trade Register of the Chamber of Commerce under number 60575530, with registered address at De Boelelaan 7, 1083 HJ Amsterdam, the Netherlands (the “Company”); and

(2)	Dr. Antonio Trius, born on 13 June 1955, with address at Passeig Orquidea 75-77, 08195 Sant Cugat del Valles, Barcelona, Spain (the “Board Member”).

The Company and the Board Member are together referred to as the “Parties”.

1.	SUBJECT-MATTER OF THE AGREEMENT

1.1	The Company is the direct and indirect holding company of the different entities that are active in the manufacturing, distribution, sale and maintenance of industrial packaging solutions (the “Mauser Group”).

1.2	It is envisaged that following a conversion of the Company into a public limited liability company (naamloze vennootschap) under the laws of the Netherlands, the shares of the Company are publicly offered and listed at the New York Stock Exchange.

1.3	Following the conversion, the Board Member will be elected as a director to the Company and it is envisaged that the Board Member will be a member of the Audit Committee of the Company as well as a member of the Compensation Committee of the Company and therefore also of the Mauser Group. The Parties expect that the board will be established in HI of 2016.

1.4	As a board member of the Mauser Group, the Board Member shall advise the Company and the other companies of the Mauser Group and the Company shall make available to the Board Member the information necessary for the performance of his consultancy services.

2.	PLACE OF WORK AND WORKING HOURS, OTHER OBLIGATIONS

The Board Member is free to structure his working time and to choose the place of work. The Board Member shall attend the board meetings of the Company, as well as any meeting of the Audit Committee and the Compensation Committee.

3.	REMUNERATION AND SHARE OPTIONS

3.1	The Board Member shall receive

(a)	a fee of EUR 80,000 per annum as a director to the Company, plus

(b)	EUR 10,000 per annum for being a member of the Audit Committee, plus

(c)	EUR 10,000 per annum for being a member of the Compensation Committee,

plus any accruing value added tax, which fee shall be payable quarterly on the first business day of a calendar quarter in arrears for the preceding calendar quarter. The aforementioned fee is a gross amount, so that any deductions, withholding or other taxes to be made by the Company will reduce these amounts and the Board Member will only receive the amount net of any such deductions, withholdings or other taxes.

3.2

The Board Member agrees that for his services rendered as non-executive Board Member, the Company will submit invoices in the name of the Board Member and on his behalf and account, that comply with all legal requirements. Such invoices are to be submitted by the Company to itself but with copy to the Board Member. All payments are due within 14 days after receipt of the relevant invoice by the Company. In case the Board Member disagrees with the invoice, he must object to the Company within 10 days after the submission of the invoice, stating the reasons for the objections. In such case, the invoice is deemed to be invalid and the Board Member must prepare an invoice himself, unless the Board Member and the Company reach agreement on an amended or additional invoice within 10 days. For the purpose of the self-billing, the Board Member must provide the Company with his valid VAT identification number. Towards the tax authorities, the Board Member will remain liable for the correctness of the invoice and timely reporting and remittance of VAT, if any.

3.3	The Board Member shall be entitled to share options equal to EUR 100,000 per annum, subject to the terms and conditions of the Mauser Group’s share option program, as amended from time to time. If and to the extent any deductions, withholdings or taxes become payable by the Company or the Company is required to withhold such payment, the Board Member shall reimburse any such deductions, withholdings or taxes, provided that the Company may set off such reimbursement from any fee payable under this Agreement.

4.	EXPENDITURE

The Company shall reimburse the Board Member for his reasonable travel expenses and other expenditures which are spent in the interest of the Company. This will be subject to the provision of receipts suitable for submission for tax purposes.

5.	CONFIDENTIALITY

The Board Member shall permanently maintain secrecy about all confidential matters of the Mauser Group of which he acquires knowledge in the course of the performance of this Agreement, and must neither disclose them to third parties nor use them other than for the fulfilment of this Agreement. Confidential matters of the Mauser Group are business or trade secrets and other matters which the Mauser Group has a justified interest in keeping secret, and regarding which there are no statutory duties of disclosure. If the disclosure of confidential matters is necessary for the fulfilment of this Agreement, the Board Member shall inform the Company prior to the disclosure and shall seek its consent. This confidentiality obligation continues to exist also after the end of the contractual relationship.

6.	CONTRACTUAL PROHIBITION OF COMPETITION

During the term of the Agreement, the Board Member may not enter into competition with the Mauser Group, either directly or indirectly nor may the Board Member promote such competition by third parties without the Company’s written consent.

7.	OBJECTS, DOCUMENTS AND DATA OF THE COMPANY

7.1	All objects, documents and data of the Mauser Group made available to the Board Member including any transcripts or copies, remain the property of the Mauser Group.

7.2	At the Company’s request, at the latest at the end of the contractual relationship, the Board Member must completely surrender to the Company all such objects, documents and data in his possession without undue delay. Any right of retention with regard to these items is herewith excluded.

8.	TERM OF THE CONTRACT, TERMINATION

8.1	This Agreement shall come retroactively into effect on 1 January 2016, the Board Member may invoice his remuneration pursuant to clause 3.1 (and not just the remuneration pursuant clause 3.1(a)) following the execution of this Agreement and then also for the time period from 1 January 2016. If the listing does not occur until 31 December 2017, either Party has the right to terminate this Agreement without further notice.

8.2	The special remuneration under clauses shall clauses 3.1(b) and 3.1(c) shall automatically terminate in case the Board Member ceases to be a member of the relevant committee.

8.3	The Agreement is concluded for an indefinite period of time and can be terminated by either party by written notice with a period of three months to the end of the month. This Agreement terminates automatically if the Board Member ceases to be a member of a board of the Company.

8.4	The right to terminate the Agreement for good cause with immediate effect remains unaffected.

9.	FINAL PROVISIONS

9.1	This Agreement is subject to the laws of the Netherlands. The courts of Amsterdam, the Netherlands, shall have exclusive jurisdiction, without prejudice to the right of appeal to the supreme court (cassatie).

9.2	Any changes and/or supplements to this Agreement must be made in writing to be legally effective unless they are based on an express or individually negotiated agreement. This also applies with regard to any amendment to this written form clause. Orally concluded side-agreements do not exist.

9.3	In the event individual provisions of the Agreement should become inoperative or if it turns out that the Agreement contains a gap, then this shall not affect the effectiveness of the remaining provisions of the Agreement. In such a case the Parties assume the obligation to replace the inoperative or missing provision with a provision that is operative and, as far as possible, adheres to the economic purpose of the inoperative or missing provision.

[signatures follow on next page]

[Signature page to the consultancy agreement between Mauser Group B.V. and Dr. Antonio Trius]

Mauser Group B.V.

Place, Date:	Amsterdam, 7 March 2016

Signature:	/s/ Y. Demirtas /s/ C. Storch

Signed by:	Y. Demirtas C. Storch

Director B Director A

Dr. Antonio Trius:

Place, Date:	Barcelona, 3 March 2016

Signature:	/s/ Antonio Trius